Exhibit 2.2

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 to the BUSINESS COMBINATION AGREEMENT, dated as of July 2, 2025 (this “Amendment”), is made by and between Israel Acquisitions Corp, a Cayman Islands exempted company (“SPAC”), Gadfin Ltd., a company domiciled in Israel (the “Company”), and Gadfin Regev Holdings Ltd., a company domiciled in Israel (“NewPubco”). SPAC, the Company, and NewPubco shall each be referred to herein from time to time individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, SPAC and the Company entered into that certain Business Combination Agreement, dated as of January 26, 2025 (the “Business Combination Agreement”);

WHEREAS, pursuant to Section 8.3 of the Business Combination Agreement, the Business Combination Agreement may be amended, modified or supplemented by an agreement in writing executed by SPAC and the Company;

WHEREAS, pursuant to Section 5.2(e) of the Business Combination Agreement, following the incorporation of NewPubco, the Company shall cause NewPubco to execute and deliver to SPAC a joinder agreement in form and substance to be mutually agreed by SPAC and the Company, pursuant to which, among other things, NewPubco shall become a party to the Business Combination Agreement as of January 26, 2025; and

WHEREAS, SPAC and the Company desire to amend the Business Combination Agreement as hereinafter set forth and add NewPubco as a Company Party to the Business Combination Agreement.

NOW, THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement.

2.	Amendments. The Business Combination Agreement is hereby amended as follows:

a.	The seventh recital is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Parties intend to effect a Business Combination upon the terms and conditions set forth in this Agreement whereby, on the Closing Date, (i) following the Share Split, Merger Sub 1 shall be merged with and into the Company (the “Acquisition Merger”), with the Company as the surviving entity of such Acquisition Merger (the “Acquisition Surviving Company”) and consequently becoming a wholly-owned Subsidiary of NewPubco through the transfer of its entire issued and outstanding share capital to NewPubco in exchange for newly-issued NewPubco Ordinary Shares, all in accordance with the terms and conditions of this Agreement; (ii) following the Acquisition Merger, Merger Sub 2 shall be merged with and into SPAC (the “SPAC Merger” and together with the Acquisition Merger, the “Mergers” and each individually, a “Merger”), with the SPAC as the surviving entity of such SPAC Merger and consequently becoming a wholly-owned Subsidiary of NewPubco through the transfer of its entire issued and outstanding share capital to NewPubco in exchange for newly-issued NewPubco Ordinary Shares (as defined below), all, in accordance with the terms and conditions of this Agreement; and (iii) following the Mergers, the SPAC Surviving Company shall distribute any remaining cash in the Trust Account to NewPubco;

b.	The definition of “Aggregate Transaction Proceeds” in Section 1.1 is hereby deleted in its entirety and replaced with the following:

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available prior to the Closing for release to SPAC (or any designee thereof) from the Trust Account, after giving effect to all of the SPAC Shareholder Redemptions, plus (b) the PIPE Financing Amount plus (c) any Additional Financing plus (d) any SPAC Introduced Financing Amount, minus (e) payment of SPAC Expenses (including but not limited to deferred underwriting fees, banker fees, and legal fees), minus (f) payment of all SPAC Liabilities; and minus (g) all fees and expenses in connection with the PIPE Financing; and minus (h) the payment of Company Expenses, in all cases, without duplication.

c.	The definition of “Company Equity Value” in Section 1.1 is hereby deleted in its entirety and replaced with the following:

“Company Equity Value” means an amount equal to $180,000,000.

d.	The definition of “PCAOB Related Default” in Section 1.1 is hereby deleted in its entirety.

e.	The definition of “Threshold Raised Amount” in Section 1.1 is hereby deleted in its entirety.

f.	Section 2.6(h) is hereby deleted in its entirety and replaced with the following:

(h)	Maximum Dilution. The Parties hereby agree that, when aggregated, the NewPubco Ordinary shares to be issued in consideration of, or exchange for, (i) the Sponsor Shares and (ii) SPAC Shares, and PIPE Shares (together, the “Covered Shares”) shall not exceed thirty percent (30%) of NewPubco’s issued and outstanding share capital upon Closing (the “Dilution Cap”). In the event the Covered Shares exceed the Dilution Cap, the Sponsor shall irrevocably forfeit and surrender, immediately prior to Closing, for no consideration, a number of Sponsor Shares, up to a maximum of 1,429,000 Sponsor Shares, in order to reduce the aggregate Covered Shares below the Dilution Cap (the “Sponsor Forfeiture”). The Sponsor shall not hold less than a minimum of 4,000,000 Sponsor Shares following such Sponsor Forfeiture; provided however, that in the event the Covered Shares exceed the Dilution Cap following the Sponsor Forfeiture, the Company, the SPAC, and the Sponsor mutually agree that the Parties shall work together in good faith to negotiate an adjustment to the Dilution Cap (“Dilution Cap Breach Adjustment”). As used herein, “NewPubco’s issued and outstanding share capital” shall include Covered Shares plus the Company Share Amount.

g.	Section 5.14(a) is hereby deleted in its entirety and replaced with the following:

(a)	The Company shall use reasonable best efforts to deliver to SPAC the financial statements required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company, NewPubco and/or SPAC with the SEC in connection with the Transactions (including the financial statements for the fiscal years ended December 31, 2023 and December 31, 2024). All such financial statements, together with any unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company, NewPubco and/or SPAC with the SEC in connection with the Transactions, (A) will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) throughout the periods indicated, (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the audited financial statements of the Company, have been audited in accordance with the standards of the PCAOB. The auditor engaged to audit the audited financial statements of the Company and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

h.	Section 5.22 is hereby deleted in its entirety and replaced with the following:

Post-Closing Officer and Director Remuneration. As soon as practicable after the execution of this Agreement, the Company shall retain an independent compensation consultant to conduct a benchmark analysis of the compensation packages for officers and directors of public market companies that are comparable to the Company (the “Benchmark Analysis”) in order to provide compensation packages to the officers and directors of the Company after the Closing Date that are in line with public market practices. The Benchmark Analysis, as well as the recommendations contained therein, shall be presented to the Company’s Board in connection with its review and approval of such compensation packages by September 30, 2025, which shall, subject to the receipt of any required approval of the Company Shareholders, be effective as of the Closing Date.

i.	Section 7.1(j) is hereby deleted in its entirety.

j.	Section 7.1(i) is hereby deleted in its entirety and replaced with the following:

(i)	by the Company, in the event SPAC does not receive a full waiver of the cash payment of any deferred underwriting fees currently owed and outstanding by the SPAC within thirty (30) days of July 2, 2025.

k.	Section 7.3(b) is hereby deleted in its entirety and replaced with the following:

(b)	In the event that this Agreement is terminated for any reason other than by the Company pursuant to Section 7.1(c) or Section 7.1(i), or by SPAC or by the Company, as the case may be, pursuant to Section 7.1(f) or Section 7.1(g), the Company shall pay, or cause to be paid, to the SPAC, an amount equal to five percent (5%) of any SPAC Introduced Financing Amount from any source during the period beginning October 16, 2024 and extending through the twelve (12) months immediately following the effective date of such termination (the “Post-Termination Fee”). The Company shall remit the Post-Termination Fee to SPAC within thirty (30) days of receiving any such funds during this period. This obligation shall survive the termination of this Agreement and shall be binding upon the Parties.

3.            Joinder. By executing this Amendment, NewPubco shall (i) become a party to the Business Combination Agreement as of January 26, 2025, (ii) agree to be bound by the terms, covenants and other provisions of the Business Combination Agreement applicable to it as a Company Party, and (iii) assume all rights and obligations of a Company Party thereunder, with the same force and effect as if originally named therein.

4.            Effect of this Amendment. Except as expressly provided by this Amendment, each of the provisions of the Business Combination Agreement shall remain unchanged and in full force and effect following the execution of this Amendment. Following the execution of this Amendment, references in the Business Combination Agreement to “this Agreement”, “herein”, “hereof” or phrases having a similar meaning shall refer to the Business Combination Agreement as amended by this Amendment.

5.            Entire Agreement. This Amendment and the Business Combination Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of their respective Subsidiaries with respect to the subject matter hereof.

6.            General Provisions. Section 8.4 (Notices), Section 8.5 (Governing Law), Section 8.7 (Construction; Interpretation), Section 8.10 (Severability), Section 8.11 (Counterparts; Electronic Signatures), Section 8.14 (Waiver of Jury Trial) and Section 8.15 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply, mutatis mutandis, to this Amendment as though fully set forth herein.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective authorized representatives as of the date first written above.

ISRAEL ACQUISITIONS CORP

By:	/s/ Ziv Elul
Name:	Ziv Elul
Title:	Chief Executive Officer

GADFIN LTD.

By:	/s/ Eyal Regev
Name:	Eyal Regev
Title:	CEO & Director

GADFIN REGEV HOLDINGS LTD.

By:	/s/ Eyal Regev
Name:	Eyal Regev
Title:	Sole-Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]